Exhibit 21.1

Archrock, Inc. and Subsidiaries

Company Listing as of December 31, 2020

Company	Ownership	Incorporation
AROC Corp.	Wholly owned	Delaware
AROC Services GP LLC	Wholly owned	Delaware
AROC Services LP LLC	Wholly owned	Delaware
Archrock Services, L.P.	Wholly owned	Delaware
Archrock Services Leasing LLC	Wholly owned	Delaware
Archrock GP LLC	Wholly owned	Delaware
Archrock GP LP LLC	Wholly owned	Delaware
Archrock MLP LP LLC	Wholly owned	Delaware
Archrock General Partner, L.P.	Wholly owned	Delaware
Archrock Partners Corp.	Wholly owned	Delaware
Archrock Partners, L.P.	Wholly owned	Delaware
Archrock Partners Finance Corp.	Wholly owned	Delaware
Archrock Partners Operating LLC	Wholly owned	Delaware
Archrock Partners Leasing LLC	Wholly owned	Delaware